UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2005

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Delaware	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT 10.1

Item 1.01 Entry into a Material Definitive Agreement

     On April 20, 2005, we entered into an employment agreement with Mr. Furman, our President and Chief Executive Officer. The employment agreement provides that we will pay Mr. Furman a base salary of $550,000 per year (subject to increase by the compensation committee of the board of directors), an annual performance-based cash bonus up to 150% of his base salary, and an annual retirement benefit of $407,000 commencing in November 2004 and continuing until Mr. Furman reaches age 70. Either party may terminate the employment agreement at any time upon written notice.

     The employment agreement contains a two-year noncompete clause limiting Mr. Furman’s activities with competing businesses upon termination. In the event of his termination following a change in control, Mr. Furman will be entitled to a lump sum severance amount equal to three times his base salary and average bonus, accrued salary and vacation, and continuation for three years of specified employee benefits. We have also granted Mr. Furman registration rights for a period of five years following termination of employment, as long as he continues to hold at least ten per cent of our outstanding shares of common stock and desires to sell at least 500,000 of such shares.

     The above description of the terms of the Employment Agreement is qualified in its entirety by the actual language of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”). The above description shall not be construed as an admission of materiality of the Employment Agreement or any provision thereof.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits:

     10.1 Employment Agreement between the Company and Mr. William A. Furman dated April 20, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date April 20, 2005	By:	/s/ Larry G. Brady
Larry G. Brady
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)